Exhibit 23
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-128528, 333-106307 and 333-109433, and Form S-8 Nos. 333-05787, 333-92747, 333-32958, 333-84870, 333-84872, 333-117083 and 333-126636) of OXiGENE, Inc. and in the related Prospectuses, of our reports dated March 7, 2007, with respect to the financial statements of OXiGENE, Inc., OXiGENE, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of OXiGENE, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 7, 2007